QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2005 AND
ANNOUNCES FORMATION OF NEW TECHNOLOGY HOLDING COMPANY, PARIMAX, INC.

        February 27, 2006, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today reported its financial results for the fourth quarter and year ended December 31, 2005.

	Years Ended December 31,		Three Months Ended December 31,
	2005	2004(i)	2005	2004(i)
Revenues(ii)	$624,655	$702,473	$126,976	$131,600
Loss before interest, taxes, depreciation and amortization ("EBITDA")(ii)(iii)	$(29,354)	$(44,337)	$(19,060)	$(26,758)
Net income (loss)
Continuing operations(iii)	$(103,110)	$(98,851)	$(37,968)	$(41,560)
Discontinued operations	$(2,183)	$3,215	$(1,765)	$607

Total net loss	$(105,293)	$(95,636)	$(39,733)	$(40,953)

Diluted earnings (loss) per share
Continuing operations(iii)	$(0.96)	$(0.92)	$(0.35)	$(0.39)
Discontinued operations	$(0.02)	$0.03	$(0.02)	$0.01

Total diluted loss per share	$(0.98)	$(0.89)	$(0.37)	$(0.38)

(i)
2004 results for the three months and year ended December 31, 2004 have been restated to reflect only continuing operations, reporting Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005, as discontinued operations.

(ii)
Revenues and EBITDA for the three months and years ended December 31, 2005 and 2004 are from continuing operations only.

(iii)
Results for the year ended December 31, 2004 include a non-cash write-down of long-lived assets of $26.7 million related to the redevelopments at Gulfstream Park and Laurel Park.

        All amounts are reported in U.S. dollars in thousands, except per share figures.

        In announcing these results, Tom Hodgson, President and Chief Executive Officer of MEC, remarked: "2005 has been a financially challenging, yet exciting year for MEC. Developments over the past year included the sale of Flamboro Downs and our investment in Maryland-Virginia Racing Circuit, Inc., agreements to sell a tract of residential land at Palm Meadows in Florida and The Meadows in Pennsylvania, the opening of a casino facility at Remington Park, the passing of slot legislation in Florida and in early January 2006 the opening of the new Gulfstream Park clubhouse, which has been under development for the past 18 months. We have recently announced the participation in a joint venture involved in the development of an international subscription television channel into the United Kingdom and Ireland. We have made significant progress in 2005 in the pursuit of alternative gaming, regulatory reform and strategic initiatives, which will deliver future returns, but achieving these milestones has not been without cost and financing challenges. We are encouraged by the fact that the third and fourth quarters of 2005, which are typically our least profitable quarters, given the seasonality of our business, have delivered two consecutive quarters of EBITDA and net loss improvements from continuing operations over the comparative periods in 2004. These profit improvements in our continuing operations are positive steps in the achievement of cost reduction initiatives, the growth of our alternative gaming operations and the stabilization of our core racing business."

        "I am also pleased to announce that our Board of Directors today approved the formation of PariMax, Inc., a new company to oversee the development of our various electronic distribution platforms including XpressBet®, HRTV™, MagnaBet™, RaceONTV™ and our 30% stake in AmTote International, Inc. Joe DeFrancis, Chief Executive Officer of The Maryland Jockey Club, has been appointed Chief Executive Officer of PariMax. PariMax will focus on the development of complete wagering solutions and will concentrate on serving the global wagering market by developing product lines which meet the needs of both distribution partners and end consumers worldwide. For distribution partners, RaceONTV™ will provide simulcasting and wagering solutions for betting shops internationally. AmTote will continue to provide a variety of wagering interfaces and connectivity products for racetracks, OTBs, and account wagering providers, both domestically and abroad. For consumers, XpressBet® and MagnaBet™ will be PariMax's account wagering platforms, which provide video streaming and wagering opportunities to an increasingly international customer base. Consumers will be further served by PariMax supported television channels, including HRTV™ in the United States, Racing World in the United Kingdom and Ireland (a planned joint venture between MEC, Churchill Downs Inc., and Racing UK) and PremiereWin (a MEC television partner) in central Europe. This will be the first time a company with such breadth of services will have such a focus, and we are optimistic that PariMax will create significant value for the North American racing industry as a whole, including MEC's portfolio of tracks."

        Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

1

        Our financial results for the fourth quarter of 2005 reflect the full quarter's operations for all of MEC's racetracks and pari-mutuel wagering operations but do not include the operations of Bay Meadows and Multnomah Greyhound Park, which were included in the comparative results for the fourth quarter of 2004 as the facility leases expired on December 31, 2004. Our financial results for the three months and year ended December 31, 2004 have also been restated to reflect only continuing operations. Discontinued operations for the three months and year ended December 31, 2005 and 2004 reflect the results of Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland-Virgina Racing Circuit, Inc., the sale of which was completed on September 30, 2005.

        Revenues for the three months ended December 31, 2005 decreased $4.6 million to $127.0 million, compared to $131.6 million for the three months ended December 31, 2004. In the fourth quarter of 2004, $4.7 million of additional revenues were recognized under the golf course access fee agreements as the agreements were entered into in November 2004 and revenue was recognized at that time from the date of expiration of the previous agreements. Also in the fourth quarter of 2004, Bay Meadows and Multnomah Greyhound Park accounted for $13.6 million of revenue as the facility leases expired on December 31, 2004. These revenue decreases were partially offset by revenue increases attributable to gaming revenues generated at our Remington Park casino facility, which opened on November 28, 2005, a shift in the racing calendar at Golden Gate Fields, which resulted in ten additional live race days in the fourth quarter of 2005 compared to the fourth quarter of 2004 and improvements at our Maryland operations with the opening of the new turf course at Laurel Park.

        Revenues were $624.7 million in 2005, compared to $702.5 million in 2004, a decrease of $77.8 million or 11.1%. The decrease is primarily due to the expiry of the leases at Bay Meadows and Multnomah Greyhound Park, which combined accounted for $64.0 million of revenue in 2004, as well as reduced revenues of $16.4 million from the sale of non-core real estate in the prior year.

        EBITDA from continuing operations for the three months ended December 31, 2005 was a loss of $19.1 million, compared to a loss of $26.8 million in the three months ended December 31, 2004, an improvement of $7.7 million from the prior year period. The improvement is primarily attributable to a reduction of predevelopment, pre-opening and other costs, the opening of the Remington Park casino facility, a strong start to the Santa Anita Park 2006 race meet, which began on December 26, 2005 and cost reductions at our European, Northern U.S. and Corporate operations.

        EBITDA from continuing operations was a loss of $29.4 million for 2005, compared to a loss of $44.3 million in 2004, an improvement of $15.0 million from the prior year. It should be noted that the EBITDA loss in 2004 was negatively impacted by $26.7 million of non-cash write-downs of long-lived assets and positively impacted by $9.6 million of earnings on the sale of non-core real estate.

        During the fourth quarter of 2005, cash used for operations was $16.0 million, which has improved from cash used for operations of $23.8 million in the fourth quarter of 2004. Cash used in investing activities during the three months ended December 31, 2005 was $67.7 million, which included real estate property and fixed asset additions of $66.6 million and other asset additions of $1.1 million. Cash provided by financing activities during the three months ended December 31, 2005 of $78.2 million represents advances and long-term debt from our parent company of $80.4 million, $0.2 million of long-term debt incurred on a capital lease and $2.0 million from net increases of bank indebtedness, partially offset by long-term debt repayments of $4.4 million.

        Cash used for operations in 2005 was $64.9 million, decreasing from a use of cash in operations in 2004 of $40.9 million. Cash used in investing activities in 2005 of $145.5 million included $151.3 million of real estate property, fixed asset and other asset additions, partially offset by $5.8 million of proceeds on disposal of real estate properties and fixed assets. Financing activities in 2005 provided cash of $171.4 million, including advances and long-term debt from our parent company of $156.5 million, $27.7 million of proceeds of long-term debt and $2.8 million from net increases of bank indebtedness, partially offset by long-term debt repayments of $15.6 million.

        MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

2

        We will hold a conference call to discuss our fourth quarter and year end results on February 28, 2006 at 11:00 a.m. New York Time. The number to use for this call is 1-877-871-4104. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-620-2013. The conference call will be chaired by Tom Hodgson, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

        This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements include the statements above by our President and Chief Executive Officer regarding our plans for PariMax and may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; projections, transactions, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; proposed divestitures, equity or debt financings and other transactions under our previously announced Recapitalization Plan; and other matters that are not historical facts. The statements regarding PariMax are additionally based on the assumptions that synergies resulting from improved organizational integration will improve efficiency and market responsiveness and that the North American racing industry will embrace the PariMax value proposition. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, in the case of our plans for PariMax, the possibility that the Racing World joint venture is not consummated, that an MEC competitor will assemble a similarly extensive and international portfolio of distribution platforms, or if any state in which XpressBet® derives a significant portion of its handle should pass legislation negatively effecting the ability of XpressBet® to conduct account wagering. Other factors that could cause actual performance or results to differ from those indicated in forward-looking statements include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2004 and our subsequent public filings. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

3

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
		(restated — note 3)		(restated — note 3)
Revenues
Racing and gaming
Pari-mutuel wagering	$89,833	$94,965	$488,480	$546,784
Gaming	6,132	—	6,132	—
Non-wagering	26,765	26,058	105,173	115,672

	122,730	121,023	599,785	662,456

Real estate and other
Sale of real estate	—	—	—	16,387
Golf and other	4,246	10,577	24,870	23,630

	4,246	10,577	24,870	40,017

	126,976	131,600	624,655	702,473

Costs and expenses
Racing and gaming
Pari-mutuel purses, awards and other	57,197	58,047	303,638	331,755
Gaming taxes, purses and other	2,630	—	2,630	—
Operating costs	61,452	67,338	253,535	276,335
General and administrative	16,410	19,005	63,135	65,742

	137,689	144,390	622,938	673,832

Real estate and other
Cost of real estate sold	—	—	—	6,762
Operating costs	5,555	5,499	18,987	17,511
General and administrative	314	400	1,324	2,147

	5,869	5,899	20,311	26,420

Predevelopment, pre-opening and other costs	2,588	8,365	11,882	20,508
Depreciation and amortization	9,976	9,313	39,222	36,616
Interest expense, net	11,033	5,726	35,132	21,675
Write-down of long-lived assets	—	—	—	26,685
Equity income	(110)	(296)	(1,122)	(635)

	167,045	173,397	728,363	805,101

Loss from continuing operations before income taxes	(40,069)	(41,797)	(103,708)	(102,628)
Income tax benefit	(2,101)	(237)	(598)	(3,777)

Net loss from continuing operations	(37,968)	(41,560)	(103,110)	(98,851)
Net income (loss) from discontinued operations	(1,765)	607	(2,183)	3,215

Net loss	(39,733)	(40,953)	(105,293)	(95,636)
Other comprehensive income (loss)
Foreign currency translation adjustment	(2,752)	15,713	(14,971)	15,627
Change in fair value of interest rate swap	9	38	415	660

Comprehensive loss	$(42,476)	$(25,202)	$(119,849)	$(79,349)

Earnings (loss) per share for Class A Subordinate
Voting Stock or Class B Stock:
Basic and Diluted
Continuing operations	$(0.35)	$(0.39)	$(0.96)	$(0.92)
Discontinued operations	(0.02)	0.01	(0.02)	0.03

Total loss per share	$(0.37)	$(0.38)	$(0.98)	$(0.89)

Average number of shares of Class A Subordinate
Voting Stock or Class B Stock outstanding
during the period (in thousands):
Basic and Diluted	107,360	107,345	107,356	107,323

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(U.S. dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
		(restated — note 3)		(restated — note 3)
Cash provided from (used for):
Operating activities
Net loss from continuing operations	$(37,968)	$(41,560)	$(103,110)	$(98,851)
Items not involving current cash flows	4,879	10,170	32,282	48,898

	(33,089)	(31,390)	(70,828)	(49,953)
Changes in non-cash working capital	17,063	7,568	5,924	9,091

	(16,026)	(23,822)	(64,904)	(40,862)

Investing activities
Real estate property and fixed asset additions	(66,622)	(37,500)	(149,549)	(139,156)
Other asset (additions) disposals	(1,126)	500	(1,779)	(582)
Proceeds on disposal of real estate properties and fixed assets	—	2,746	4,403	19,841
Proceeds on real estate properties sold to a related party	—	—	1,400	—

	(67,748)	(34,254)	(145,525)	(119,897)

Financing activities
Net increase (decrease) in bank indebtedness	1,960	2,500	2,760	29,500
Proceeds from advances and long-term debt with parent	80,419	23,408	156,519	23,408
Issuance of long-term debt	209	99,947	27,714	119,208
Repayment of long-term debt	(4,368)	(49,618)	(15,553)	(53,806)
Issuance of share capital	—	—	—	852

	78,220	76,237	171,440	119,162

Effect of exchange rate changes on cash and cash equivalents	544	2,390	704	3,202

Net cash flows provided from (used for):
Continuing operations	(5,010)	20,551	(38,285)	(38,395)
Discontinued operations	20,294	(26)	29,162	2,798

Net increase (decrease) in cash and cash equivalents during the period	15,284	20,525	(9,123)	(35,597)
Cash and cash equivalents, beginning of period	35,598	39,480	60,005	95,602

Cash and cash equivalents, end of period	$50,882	$60,005	$50,882	$60,005

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(U.S. dollars and share amounts in thousands)

	December 31, 2005	December 31, 2004
		(restated — notes 2 and 3)
ASSETS
Current assets:
Cash and cash equivalents	$50,882	$60,005
Restricted cash	24,776	23,231
Accounts receivable	51,918	45,068
Income taxes receivable	—	947
Prepaid expenses and other	7,591	12,129
Assets held for sale	89,720	1,863
Discontinued operations	—	5,398

	224,887	148,641

Real estate properties, net	950,041	865,517
Fixed assets, net	62,016	48,242
Racing licenses	109,868	109,868
Other assets, net	14,976	14,541
Future tax assets	52,457	34,388
Assets held for sale	—	87,900
Discontinued operations	—	94,256

	$1,414,245	$1,403,353

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$30,260	$27,500
Accounts payable	63,382	47,989
Accrued salaries and wages	8,254	10,041
Customer deposits	2,549	2,905
Other accrued liabilities	68,887	64,966
Income taxes payable	3,793	—
Long-term debt due within one year	38,033	13,401
Due to parent	72,060	—
Deferred revenue	8,846	16,673
Liabilities related to assets held for sale	27,737	3,331
Discontinued operations	—	8,867

	323,801	195,673

Long-term debt	182,830	202,495
Long-term debt due to parent	113,500	23,408
Convertible subordinated notes	220,347	219,257
Other long-term liabilities	12,872	11,919
Future tax liabilities	101,301	89,631
Liabilities related to assets held for sale	—	25,016
Discontinued operations	—	57,274

	954,651	824,673

Shareholders' equity:
Class A Subordinate Voting Stock (Issued: 2005 — 48,895; 2004 — 48,879)	318,105	318,003
Class B Stock (Issued: 2005 and 2004 — 58,466)	394,094	394,094
Contributed surplus	17,943	17,282
Deficit	(308,947)	(203,654)
Accumulated comprehensive income	38,399	52,955

	459,594	578,680

	$1,414,245	$1,403,353

MAGNA ENTERTAINMENT CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2004.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. The Company's racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in revenue and operating results.

  Comparative Amounts

  Certain of the comparative amounts have been reclassified to conform to the current year presentation and to reflect discontinued operations and assets and liabilities held for sale.

  Accounting Change

  In accordance with a United States Securities and Exchange Commission staff announcement, effective January 1, 2005, the Company changed its method of performing its annual impairment test for its racing licenses from a residual method to a direct value method. This change had no impact on the results of operations for the three months and year ended December 31, 2005.

2.     ASSETS HELD FOR SALE

  (a)
  On November 3, 2005, the Company announced that one of its subsidiaries that owns approximately 157 acres of excess real estate in Palm Beach County, Florida had entered into an agreement to sell the real property to Toll Bros, Inc., a Pennsylvania real estate development company for $51.0 million in cash. The proposed sale is subject to the completion of due diligence by the purchaser by February 28, 2006 and a closing by March 30, 2006 (refer to note 13(b)).

  (b)
  On November 9, 2005, the Company announced that it had entered into a share purchase agreement with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc. and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millennium-Oaktree"), providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc., each wholly-owned subsidiaries of the Company, through which the Company currently owns and operates The Meadows, a standardbred racetrack in Pennsylvania. The sale is scheduled to close following receipt of approval from the Pennsylvania Harness Racing Commission, receipt by The Meadows of a Conditional Category 1 slot license pursuant to the Pennsylvania Race Horse Development and Gaming Act, and satisfaction of certain other customary closing conditions. Under the terms of the share purchase agreement, Millennium-Oaktree will pay the Company $225.0 million and the Company will continue to manage the racing operations at The Meadows on behalf of Millennium-Oaktree pursuant to a minimum five-year racing services agreement. The purchase price is payable in cash at closing, subject to a holdback amount of $39.0 million, which will be released over time in accordance with the terms of the share purchase agreement.

  (c)
  The Company's assets and liabilities held for sale as at December 31, 2005 and 2004 are shown below. All assets held for sale and related liabilities have been classified as current at December 31, 2005 as the transactions described in sections (a) and (b) above are expected to close within one year from the balance sheet date.

	December 31,
	2005	2004
ASSETS
Current assets:
Restricted cash	$443	$192
Accounts receivable	450	272
Income taxes receivable	857	593
Prepaid expenses and other	969	806
Real estate properties, net	26,562	–
Fixed assets, net	1,576	–
Racing license	58,266	—
Other assets, net	200	—
Future tax assets	397	—

	89,720	1,863

Real estate properties, net	—	26,830
Fixed assets, net	—	1,971
Racing license	—	58,266
Other assets, net	—	252
Future tax assets	—	581

	—	87,900

	$89,720	$89,763

LIABILITIES
Current liabilities:
Accounts payable	$2,012	$2,046
Accrued salaries and wages	44	259
Other accrued liabilities	623	725
Deferred revenue	312	301
Future tax liabilities	24,746	—

	27,737	3,331

Future tax liabilities	—	25,016

	$27,737	$28,347

  (d)
  In accordance with the terms of the senior secured revolving credit facility and the Company's bridge loan agreement with MI Developments Inc. ("MID"), the Company is required to use the net proceeds from the sale of excess real estate in Palm Beach County, Florida and the sale of The Meadows, as described in sections (a) and (b) above, to fully pay down principal amounts outstanding under the bridge loan and to permanently pay down a portion of the principal amounts outstanding under the senior secured revolving credit facility up to $12.0 million.

3.     DISCONTINUED OPERATIONS

  (a)
  On August 16, 2005, the Company and Great Canadian Gaming Corporation ("GCGC") entered into a share purchase agreement under which GCGC acquired all of the outstanding shares of Ontairo Racing Inc. ("ORI"). Required regulatory approval for the sale transaction was obtained on October 17, 2005 and the Company completed the transaction on October 19, 2005. On closing, GCGC paid Cdn. $50.7 million and US $23.6 million, in cash and assumed ORI's existing debt.

    As required under U.S. GAAP, the Company's long-lived assets and racing licenses are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The sale transaction described above established fair values of certain assets of Flamboro Downs and accordingly, the Company performed impairment testing of these assets at June 30, 2005. Based on this analysis, the Company recognized a non-cash impairment loss of $15.0 million before income taxes or $12.5 million after income taxes of Flamboro Downs' racing license.

  (b)
  On August 18, 2005, three subsidiaries of the Company entered into a share purchase agreement with Colonial Downs, L.P. ("Colonial LP") pursuant to which Colonial LP purchased all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. ("MVRC"). MVRC was an indirect subsidiary of the Company that managed the operations of Colonial Downs, a thoroughbred and standardbred horse racetrack located in New Kent, Virginia, pursuant to a management agreement with Colonial LP, the owner of Colonial Downs. Required regulatory approval for the sale transaction was obtained on September 28, 2005 and the Company completed the transaction on September 30, 2005. On closing, the Company received cash consideration of $6.8 million, net of transaction costs, and a one-year interest-bearing note in the principal amount of $3.0 million, which is included in accounts receivable on the consolidated balance sheets.

  (c)
  The Company's results of operations and cash flows related to discontinued operations for the three months and years ended December 31, 2005 and 2004 are as follows:

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues	$1,227	$7,388	$22,483	$29,104
Costs and expenses	1,459	5,281	17,342	20,471

	(232)	2,107	5,141	8,633
Depreciation and amortization	45	245	783	894
Interest (income) expense, net	(302)	628	1,566	2,416
Write-down of racing license	2,671	—	14,961	—

Income (loss) before gain on disposition	(2,646)	1,234	(12,169)	5,323
Gain on disposition	—	—	9,837	—

Income (loss) before income taxes	(2,646)	1,234	(2,332)	5,323
Income tax expense (benefit)	(881)	627	(149)	2,108

Net income (loss)	$(1,765)	$607	$(2,183)	$3,215

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Cash provided from (used for):
Operating activities	$(1,649)	$2,117	$994	$4,342
Investing activities	29,045	(389)	35,972	(784)
Financing activities	(4,670)	—	(6,989)	(1,845)
Effect of exchange rate changes on cash and cash equivalents	(3,411)	(1,702)	(1,451)	(2,484)

Net increase (decrease) in cash and cash equivalents during the period from operations	19,315	26	28,526	(771)
Payments from (to) MEC's continuing operations	(20,294)	26	(29,162)	(2,798)

Net increase (decrease) in cash and cash equivalents during the period	(979)	52	(636)	(3,569)
Cash and cash equivalents, beginning of period	979	584	636	4,205

Cash and cash equivalents, end of period	$—	$636	$—	$636

  The Company's assets and liabilities related to discontinued operations as at December 31, 2005 and 2004 are shown below:

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$—	$636
Restricted cash	—	2,055
Accounts receivable	—	2,315
Income taxes receivable	—	258
Prepaid expenses and other	—	134

	—	5,398

Real estate properties, net	—	19,896
Fixed assets, net	—	1,325
Racing license	—	72,759
Future tax assets	—	276

	—	94,256

	$—	$99,654

LIABILITIES
Current liabilities:
Accounts payable	$—	$2,901
Accrued salaries and wages	—	6
Other accrued liabilities	—	621
Long-term debt due within one year	—	4,362
Deferred revenue	—	977

	—	8,867

Long-term debt	—	39,003
Future tax liabilities	—	18,271

	—	57,274

	$—	$66,141

4.     WRITE-DOWN OF LONG-LIVED AND INTANGIBLE ASSETS

  The Company's long-lived assets and racing licenses are tested for impairment upon completion of the Company's annual business planning process. The fair value of the racetracks is determined using the discounted cash flow method, including a probability-weighted approach in considering the likelihood of possible outcomes. It also includes the estimated future cash flows associated with the racing licenses and long-lived assets directly associated with, and expected to arise as a direct result of, the use and disposition of those assets. The fair value of each of the racing licenses and long-lived assets was then compared to their respective carrying values in order to determine the amount of the impairment. The long-lived assets consist of fixed assets and real estate properties.

  During the year ended December 31, 2005, there were no impairment charges to the Company's long-lived assets. During the year ended December 31, 2004, the Company commenced a major redevelopment of its Gulfstream Park racetrack and demolished certain long-lived assets. As a result, the Company recognized a non-cash write-down of $26.3 million related to Gulfstream Park's long-lived assets in connection with the redevelopment. Also, during the year ended December 31, 2004, the Company commenced the redevelopment of the racing surfaces at Laurel Park. As a result, the Company recognized a non-cash write-down of $0.4 million related to Laurel Park's long-lived assets in connection with the redevelopment.

5.     BANK INDEBTEDNESS

  (a)
  On July 27, 2005, the Company amended and extended its $50.0 million senior revolving credit facility to July 31, 2006. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company. At December 31, 2005, the Company had borrowings under the facility of $27.3 million (December 31, 2004 — $27.5 million) and had issued letters of credit totaling $21.7 million (December 31, 2004 — $21.9 million) under the credit facility, such that $1.0 million was unused and available.

    The loans under the facility bear interest at either the U.S. Base rate plus 3% or the London Interbank Offered Rate ("LIBOR") plus 4%. The weighted average interest rate on the loans outstanding under the credit facility as at December 31, 2005 was 9.3% (December 31, 2004 — 6.0%).

    In accordance with the terms of the senior secured revolving credit facility and the Company's bridge loan agreement with MID (refer to note 10), the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both MID and the lender under the senior secured revolving credit facility agreed to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales.

    At December 31, 2005, the Company was not in compliance with one of the financial covenants contained in the credit agreement. A waiver was obtained from the lender for the financial covenants breach at December 31, 2005.

  (b)
  On July 27, 2005, one of the Company's European subsidiaries entered into a bank term line of credit agreement of Euros 2.5 million (US$ 3.0 million) bearing interest at the European Interbank Offered Rate ("EURIBOR") plus 0.75% per annum (3.2% at December 31, 2005). The term line of credit is due on July 31, 2006. A European subsidiary has provided two first mortgages on real estate as security for this facility. At December 31, 2005, the bank term line of credit is fully drawn.

6.     LONG-TERM DEBT

  The Company's long-term debt consists of the following:

	December 31,
	2005	2004
Term loan facility, bearing interest at LIBOR plus 2.0% per annum (6.3% at December 31, 2005) with a maturity date of October 7, 2007, subject to a further extension at the Company's option to October 7, 2009. The facility is guaranteed by the Los Angeles Turf Club, Incorporated ("LATC") and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and The Santa Anita Companies, Inc. ("SAC") and a pledge of all of the outstanding capital stock of LATC and SAC. At December 31, 2005, the term loan is fully drawn and is repayable in monthly principal amounts of $417 thousand until maturity.	$69,167	$73,750
Loan of 17.6 million Euros, bearing interest at an implicit rate of 5.17% per annum, secured by an assignment of future amounts receivable under the Fontana Sports access agreement, repayable in nine annual principal and interest payments of 2.5 million Euros commencing January 1, 2006 until the last installment has been made in 2014.	20,880	23,869
Obligation to pay $18.3 million on exercise of either the put or call option to acquire the remaining voting and equity interest in The Maryland Jockey Club ("MJC"), bearing interest at the six-month LIBOR (4.6% at December 31, 2005). The Company can exercise the call option at any time during the period starting 48 months and ending 60 months after November 27, 2002 (the date on which MJC was acquired) and the put option can be exercised by the other party at any time during the first five years after November 27, 2002.	18,312	18,312

Term loan facility of 15 million Euros, bearing interest at 4.0% per annum with a maturity date of February 9, 2007, secured by a pledge of land and a guarantee by the Company.	17,761	20,304
Term loan facility of 15 million Euros, bearing interest at EURIBOR plus 2% per annum (4.3% at December 31, 2005) with a maturity date of December 15, 2006, secured by a first and second mortgage on land in Austria owned by the European subsidiary.	17,761	20,304
Loan of Cdn. $20.5 million, bearing interest at a rate of 6.36% per annum, secured by an assignment of the future amounts receivable under the Magna Golf Club access agreement for the years 2009 through 2014, repayable in six annual principal and interest payments of Cdn. $5.0 million commencing January 1, 2009 until the last installment has been made in 2014.	17,595	—
Capital lease (imputed interest rate of 8.5%) maturing April 1, 2027, secured by buildings and improvements at Lone Star Park at Grand Prairie.	15,520	15,520
Term loan facilities, bearing interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum (7.0% at December 31, 2005) until December 1, 2008, with a maturity date of December 1, 2013. On December 1, 2008, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loans are repayable in quarterly principal and interest payments. The loans are secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	13,698	17,786
Financing arrangement of Cdn. $13.7 million, bearing interest at an implicit rate of 5.08% per annum, secured by an assignment of the future amounts receivable under the Magna Golf Club access agreement for the years 2006 through 2008, repayable in three annual principal and interest payments of Cdn. $5.0 million commencing January 1, 2006 until the third installment has been made in 2008.	11,733	—
Term loan facility, bearing interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum (7.0% at December 31, 2005), with a maturity date of December 15, 2019. The term loan is repayable in quarterly principal and interest payments. The loan is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	9,608	10,000
Term loan facility, bearing interest at 7.0% per annum until June 7, 2007, with a maturity date of June 7, 2017. On June 7, 2007 and June 7, 2012, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The term loan is callable on December 31, 2006 or December 31, 2011. The loan is secured by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	4,274	4,501
Bank term loan of Euros 2.9 million bearing interest at EURIBOR plus 0.625% per annum (3.1% at December 31, 2005). The term loan is due in July 2006. A European subsidiary has provided two first mortgages on real estate properties as security for this facility.	3,442	7,870

Other loans to various subsidiaries from various banks, and city governments, including equipment loans and a term loan, with interest rates ranging from 4.0% to 8.1%.	1,112	1,180
Unsecured promissory note bearing interest at 6.1% per annum, which matured on September 14, 2005.	—	2,500

	$220,863	$215,896
Less: due within one year	(38,033)	(13,401)

	$182,830	$202,495

  At December 31, 2005 the Company is in compliance with all of these long-term debt agreements and related financial covenants.

  The overall weighted average interest rate on long-term debt, long-term debt due to parent and convertible subordinated notes at December 31, 2005 was 6.8% (December 31, 2004 — 6.7%).

7.     CAPITAL STOCK AND LONG-TERM INCENTIVE PLAN

  (a)
  Capital Stock

    Changes in the Class A Subordinate Voting Stock and Class B Stock for the three months and year ended December 31, 2005 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2004	48,879	$318,003	58,466	$394,094	107,345	$712,097
Issued under the Long-term Incentive Plan	14	85	—	—	14	85

Issued and outstanding at March 31, June 30 and September 30, 2005	48,893	318,088	58,466	394,094	107,359	712,182
Issued under the Long-term Incentive Plan	2	17	—	—	2	17

Issued and outstanding at December 31, 2005	48,895	$318,105	58,466	$394,094	107,361	$712,199

  (b)
  Long-term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan.

    During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which will award performance shares of Class A Subordinate Voting Stock as contemplated under the Plan in 2005. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the program was approved by the Compensation Committee of the Board of Directors. These performance shares vested over a six or eight month period to December 31, 2005 and are to be distributed, subject to certain conditions, in two equal installments. The first distribution date is on or about March 31, 2006 and the second distribution date is on or about March 31, 2007. During the year ended December 31, 2005, 201,863 performance share awards were granted under the Plan with a weighted average grant-date market value of either US $6.26 or Cdn. $7.61 per share. At December 31, 2005, there were 199,471 performance share awards vested with a weighted average grant-date market value of either US $6.26 or Cdn. $7.61 per share. During the three months and year ended December 31, 2005, 2,392 performance shares were issued under this program for consideration of approximately $17 thousand.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

    Information with respect to shares under option is as follows (number of shares subject to option in the following table are expressed in whole numbers and have not been rounded to the nearest thousand):

	Shares Subject to Option		Weighted Average Exercise Price
	2005	2004	2005	2004
Balance, Beginning of Year	4,500,500	4,841,500	$6.18	$6.14
Granted	720,000	200,000	6.55	6.41
Exercised	—	(175,000)	—	4.87
Forfeited(i)	(393,000)	(366,000)	7.39	6.30

Balance, End of Year	4,827,500	4,500,500	$6.14	$6.18

    During the three months ended December 31, 2005, 75,000 options were granted, no options were exercised and 10,000 options were forfeited. During the three months ended December 31, 2004, no options were granted or exercised and 122,000 options were forfeited.

    (i)
    For the years ended December 31, 2005 and 2004, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations. No options that were forfeited for the years ended December 31, 2005 and 2004 were subsequently reissued.

    Information regarding stock options outstanding is as follows:

	Options Outstanding		Options Exercisable
	2005	2004	2005	2004
Number	4,827,500	4,500,500	4,127,715	3,909,430
Weighted average exercise price	$6.14	$6.18	$6.07	$6.14
Weighted average remaining contractual life (years)	5.1	5.6	4.5	5.3

    Pro-forma information regarding net loss and loss per share is required by Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation" and has been determined as if the Company had accounted for its stock options under the fair value method under SFAS 123. The average fair value of the stock option grants in 2005 was $2.94 (for the year ended December 31, 2004 — $2.38). The fair value of stock option grants in 2005 was estimated at the date of grant using the following assumptions:

	Year ended December 31,
	2005	2004
Risk free interest rates	4.0%	3.0%
Dividend yields	—	0.84%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.547	0.574
Weighted average expected life (years)	4.00	4.00

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

    The Company's SFAS 123 pro-forma net loss and the related per share amounts are as follows:

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Net loss, as reported	$(39,733)	$(40,953)	$(105,293)	$(95,636)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(266)	(220)	(877)	(972)

Pro-forma net loss	$(39,999)	$(41,173)	$(106,170)	$(96,608)

Loss per share
Basic — as reported	$(0.37)	$(0.38)	$(0.98)	$(0.89)
Basic — pro-forma	$(0.37)	$(0.38)	$(0.99)	$(0.90)

Diluted — as reported	$(0.37)	$(0.38)	$(0.98)	$(0.89)
Diluted — pro-forma	$(0.37)	$(0.38)	$(0.99)	$(0.90)

    For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period.

  (c)
  Maximum Shares

    The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options, convertible subordinated notes and performance shares issued and outstanding as at December 31, 2005 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding at December 31, 2005	48,895
Class B Stock outstanding at December 31, 2005	58,466
Options to purchase Class A Subordinate Voting Stock	4,828
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824
Performance share awards of Class A Subordinate Voting Stock	199

142,488

8.     LOSS PER SHARE

  The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Net loss from continuing operations	$(37,968)	$(41,560)	$(103,110)	$(98,851)
Net income (loss) from discontinued operations	(1,765)	607	(2,183)	3,215

Net loss	$(39,733)	$(40,953)	$(105,293)	$(95,636)

Weighted average shares outstanding:
Class A Subordinate Voting Stock	48,894	48,879	48,890	48,857
Class B Stock	58,466	58,466	58,466	58,466

	107,360	107,345	107,356	107,323

Earnings (loss) per share:
Basic and Diluted
Continuing operations	$(0.35)	$(0.39)	$(0.96)	$(0.92)
Discontinued operations	(0.02)	0.01	(0.02)	0.03

Total loss per share	$(0.37)	$(0.38)	$(0.98)	$(0.89)

  As a result of the net loss for the three months and year ended December 31, 2005, options to purchase 4,827,500 shares, notes convertible into 30,100,124 shares and 199,471 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

  As a result of the net loss for the three months and year ended December 31, 2004, options to purchase 4,500,500 shares and notes convertible into 30,100,124 shares, have been excluded from the computation of diluted loss per share since the effect was anti-dilutive.

9.     COMMITMENTS AND CONTINGENCIES

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  The Company has letters of credit issued with various financial institutions of $4.5 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company. The Company also has letters of credit issued under its senior revolving credit facility of $21.7 million.

  (d)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. At December 31, 2005, these indemnities amounted to $4.8 million with expiration dates through 2006.

  (e)
  At December 31, 2005, the Company had commitments under operating leases requiring minimum annual rental payments for the years ending December 31 as follows:

2006	$2,717
2007	2,423
2008	1,972
2009	1,156
2010	899
Thereafter	1,509

$10,676

    Commitments under operating leases do not include contingent rental payments.

    For the year ended December 31, 2005, payments under these operating leases amounted to approximately $4.2 million (for the year ended December 31, 2004 — $9.1 million). The Company also rents or leases certain totalisator equipment and services, for which the annual payments are contingent upon handle, live race days and other factors. The Company's rent expense relating to the totalisator equipment and services was $5.2 million for the year ended December 31, 2005 (for the year ended December 31, 2004 — $5.5 million).

    The Company occupies land for the Remington Park racing facility under an operating lease that extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. The Company is obligated to pay rent based on minimum annual rental payments ranging from $470 thousand to $503 thousand plus one-half of one percent of the pari-mutuel wagers made at the track in excess of $187.0 million during the racing season and one percent of gaming revenue in excess of $60.0 million. The percentage rent was not applicable for the years ended December 31, 2005 and 2004.

    In June 2003, the Company purchased approximately 22% interest in the real property upon which Portland Meadows is located, and also purchased the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires the Company to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $800 thousand, and (c) three percent of revenues not related to horse racing in excess of $800 thousand. As the owner of approximately 22% interest in the real property, the Company receives approximately 22% of the rent payments, which are applied to the rental payments made by the Company in order to reduce rent expense which is reflected in racing operating costs on the consolidated statements of operations and comprehensive loss.

    The racetrack and associated land under capital lease at Lone Star Park are included in the Grand Prairie Metropolitan Utility and Reclamation District ("GPMURD"). MEC Lone Star, L.P., a wholly-owned subsidiary of the Company, entered into an agreement with GPMURD, whereby it is required to make certain payments to GPMURD in lieu of property taxes. Such payments include amounts necessary to cover GPMURD operating expenses and debt service for certain bonds issued by GPMURD to fund improvements on the land up to the debt service requirements. The Company expensed $1.8 million for the year ended December 31, 2005 (for the year ended December 31, 2004 — $2.0 million).

  (f)
  Contractual commitments outstanding at December 31, 2005, which related to construction and development projects, amounted to approximately $20.1 million.

  (g)
  The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement has been in effect since June 9, 2004, however both parties continue to informally operate under its terms until a new agreement can be finalized.

    The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland off-track betting facilities operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

    Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

    Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and off-track betting facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. At this time, the Company is uncertain as to the likelihood of a renewal of this agreement on comparable terms.

  (h)
  In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc. ("Forest City") and various affiliates of the Company, anticipating the ownership and development of a portion of the Gulfstream Park racetrack property. Forest City has paid $2.0 million to the Company in consideration for its right to work exclusively with the Company on this project. This deposit has been included in other accrued liabilities on the Company's consolidated balance sheets. In 2005, a Limited Liability Company Agreement was entered into with Forest City concerning the planned development of "The Village at Gulfstream Park™". The Limited Liability Company Agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial uses on a portion of the Gulfstream Park property. Under the Limited Liability Company Agreement, Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. The $2.0 million deposit received to date from Forest City shall constitute the final $2.0 million of the initial capital contribution. The Company is obligated to contribute 50% of any and all equity amounts in excess of $15.0 million as and when needed, however, to December 31, 2005, the Company has not made any such contributions. In the event the development does not proceed, the Company may have an obligation to fund a portion of those pre-development costs incurred to that point in time. The Limited Liability Company Agreement further contemplates additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement to be executed in due course and upon satisfaction of certain conditions.

  (i)
  In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliates Holdings and certain affiliates of the Company to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, the Company agreed to fund 50% of approved pre-development costs in accordance with a preliminary business plan for each of these projects, with the goal of entering into Operating Agreements by May 31, 2005, which has been extended by mutual agreement of the parties to February 28, 2006. To date, the Company has expended approximately $1.8 million on this initiative, of which $1.4 million was paid during the year ended December 31, 2005. These amounts have been recorded as fixed assets on the Company's consolidated balance sheets. The Company is continuing to explore these developmental opportunities, but to December 31, 2005 has not entered into definitive Operating Agreements on either of these potential developments. Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs, however to December 31, 2005, the Company has not made any such payments.

  (j)
  On August 22, 2003, the Company completed the acquisition of a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.3 million. The Company has an option (the "First Option") to acquire an additional 30% equity interest in AmTote, exercisable at any time during the three year period commencing after the date of acquisition. If the Company exercises the First Option, it has a second option to acquire the remaining 40% equity interest in AmTote, exercisable at any time during the three year period commencing after the date of exercise of the First Option. Also, the shareholders of AmTote have the right to sell to the Company their remaining equity interest during the 120 day period following the exercise of the First Option. AmTote is a provider of totalisator services to the pari-mutuel industry and has service contracts with over 70 North American racetracks and other wagering entities. The Company's 30% share of the results of operations of AmTote is accounted for under the equity method.

10.   TRANSACTIONS WITH RELATED PARTIES

  (a)
  The Company's indebtedness and long-term debt due to parent consists of the following:

	December 31,
	2005	2004
Bridge loan facility, including accrued interest and commitment fees payable of $0.6 million(i)	$72,060	$—
Gulfstream Park project financing, including long-term accrued interest payable of $3.7 million(ii)	93,646	23,408
Remington Park project financing, including long-term accrued interest payable of $0.3 million(iii)	19,854	—

	$185,560	$23,408
Less: due within one year	(72,060)	—

	$113,500	$23,408

  (i)
  Bridge Loan Facility

    In July 2005, a subsidiary of the Company's parent company, MID, provided to the Company a non-revolving bridge loan facility of up to $100.0 million. $50.0 million was available to the Company as of the closing of the bridge loan, a second tranche of $25.0 million was made available to the Company on October 17, 2005 and a third tranche of $25.0 million was made available to the Company on February 10, 2006. The bridge loan terminates on August 31, 2006. An arrangement fee of $1.0 million was paid on closing, a second arrangement fee of $0.5 million was paid when the second tranche was made available to the Company and an additional arrangement fee of $0.5 million was paid when the third tranche was made available to the Company. There is a commitment fee of 1.0% per year on the undrawn portion of the $100.0 million maximum amount of the loan commitment, payable quarterly in arrears. At the Company's option, the loan bears interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base Rate, as announced from time to time, plus 5.5% and (b) 9.0% (with interest in each case payable monthly in arrears); or (2) fixed rate with annual interest equal to the greater of: (a) LIBOR plus 6.5% and (b) 9.0%, subject to certain conditions. The overall weighted average interest rate on the advances under the bridge loan at December 31, 2005 was 10.9%. The bridge loan may be repaid at any time, in whole or in part, without penalty. The bridge loan requires that the net proceeds of any equity offering by the Company be used to reduce outstanding indebtedness under the bridge loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the bridge loan or other specified indebtedness. The bridge loan is secured by substantially all of the assets of the Company and guaranteed by certain subsidiaries of the Company. The guarantees are secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream project financing as described in (ii) below), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, the Company has pledged the shares and licenses of certain subsidiaries (or provided negative pledges where a pledge is not available due to regulatory constraints or due to a prior pledge to an existing third party lender). As security for the loan, the Company has also assigned all inter-company loans made between the Company and its subsidiaries and all insurance proceeds to the lender, and taken out title insurance for all real property subject to registered security. The bridge loan is cross-defaulted to all other obligations of the Company and its subsidiaries to the lender and to the Company's other principal indebtedness. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200.0 million for the redevelopment of The Meadows.

    During the year ended December 31, 2005, $74.1 million was advanced on this bridge loan, such that at December 31, 2005, $74.1 million was outstanding under the bridge loan. Net loan origination expenses of $2.6 million have been recorded as a reduction of the outstanding bridge loan balance. The bridge loan balance is being accreted to its face value over the term to maturity. In addition, during the year ended December 31, 2005, $0.2 million of commitment fees and $2.3 million of interest expense were incurred related to the bridge loan, of which $0.6 million was outstanding as at December 31, 2005.

    The Company and MID have entered into an agreement to amend the bridge loan agreement to provide that (i) the Company place $13.0 million from the Flamboro Downs sale proceeds into escrow with MID, and such additional amounts as necessary to ensure that future Gulfstream Park construction costs can be funded, (ii) MID waive its negative pledge over the Company's land in Ocala, Florida, (iii) Gulfstream Park enter into a definitive agreement with BE&K, Inc., for debt financing of $13.5 million to be used to pay for construction costs for the Gulfstream Park construction project, (iv) the Company will use commercially reasonable efforts to sell certain assets and use the proceeds of such sales to pay down the bridge loan, and (v) in the event that the Company does not enter into definitive agreements prior to December 1, 2005 to sell certain additional assets or repay the full balance of the bridge loan by January 15, 2006, MID will be granted mortgages on certain additional properties owned by the Company. Upon the closing of the sale of certain assets, the Company will also be required to put into escrow with MID, the amount required to pre-pay the loan from BE&K, Inc. On November 17, 2005, Gulfstream Park signed a loan agreement with BE&K, Inc., which to December 31, 2005 had not been drawn upon. On February 9, 2006, the bridge loan was amended such that certain subsidiaries of the Company were added as guarantors of the bridge loan. The guarantees are secured by charges over the lands commonly known as San Luis Rey Downs in California, Dixon Downs in California, Palm Meadows Residential in Florida, the New York lands in New York and the Thistledown lands in Ohio, and by pledges of the shares of certain subsidiaries.

    At December 31, 2005, the Company has placed $13.7 million into escrow with MID, which is included in accounts receivable on the consolidated balance sheets.

    In accordance with the terms of the senior secured revolving credit facility and the bridge loan agreement, the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both MID and the lender under the senior secured revolving credit facility agreed to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales.

    At December 31, 2005, the Company was not in compliance with one of the financial covenants contained in the bridge loan agreement. A waiver was obtained from MID for the financial covenants breach at December 31, 2005.

  (ii)
  Gulfstream Park Financing

    In December 2004, certain of the Company's subsidiaries entered into a $115.0 million project financing arrangement with MID for the reconstruction of facilities at Gulfstream Park. This project financing arrangement was amended on July 27, 2005 in connection with the Remington Park loan as described in [iii] below. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Gulfstream Park reconstruction project is the first quarter of 2006. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly (December 31, 2005 — 7.9%). After the completion date, amounts outstanding under the loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions. The loan is guaranteed by the Company's subsidiaries that own and operate The Meadows, Remington Park and the Palm Meadows training center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park, Palm Meadows and The Meadows and over all other assets of Gulfstream Park, Remington Park, Palm Meadows and The Meadows, excluding licenses and permits. During the year ended December 31, 2005, $67.0 million (for the year ended December 31, 2004 — $26.4 million) was advanced and $3.6 million (for the year ended December 31, 2004 — $0.1 million) of interest expense was incurred on this loan, such that at December 31, 2005, $97.1 million was outstanding under the Gulfstream Park loan, which includes $3.7 million of accrued interest. Net loan origination expenses of $3.5 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

  (iii)
  Remington Park Project Financing

    In July 2005, the Company's subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with MID for the build-out of the casino facility at Remington Park. Advances under the loan are made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan is secured by all assets of Remington Park, excluding licenses and permits. The loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows training center and contains cross-guarantee, cross-default and cross-collateralization provisions. During the year ended December 31, 2005, $20.7 million was advanced and $0.3 million of interest has accrued on this loan, such that at December 31, 2005, $21.0 million was outstanding under the Remington Park loan. Net loan origination expenses of $1.1 million have been recorded as a reduction of the outstanding loan balance and the loan balance will be accreted to its face value over the term to maturity.

  (b)
  On November 14, 2005, a subsidiary of the Company extended its option agreement with MID to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan to February 28, 2006. If the Company is unable to renew this option arrangement with MID upon its expiry, then the Company may incur a write-down of the costs that have been incurred with respect to entitlements on this property and in pursuit of a racing license. At December 31, 2005, the Company has incurred approximately $2.9 million of costs related to this property and in pursuit of the license (refer to note 13(a)).

  (c)
  During the year ended December 31, 2005, a wholly-owned subsidiary of the Company sold to Mr. Frank Stronach, the Chairman of the Board and a Director of the Company, two housing lots and a housing unit. These sales were in the normal course of operations of the Company and the total sales price for these properties was $1.4 million. The gain on the sale of the properties of approximately $0.7 million, net of tax, is reported as a contribution to equity.

  (d)
  On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna International Inc. ("Magna") and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement, which was retroactive to January 1, 2004, expires on December 31, 2014 and stipulates an annual fee of Cdn. $5.0 million. During the year ended December 31, 2005, $4.1 million (for the year ended December 31, 2004 — $3.9 million) has been recognized in real estate and other revenue related to this agreement.

  (e)
  On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at Fontana Sports in Oberwaltersdorf, Austria. The agreement, which was retroactive to March 1, 2004, expires on December 31, 2014 and stipulates an annual fee of Euros 2.5 million. During the year ended December 31, 2005, $3.1 million (for the year ended December 31, 2004 — $3.2 million) has been recognized in real estate and other revenue related to this agreement.

    The Company has granted Magna a right of first refusal to purchase the Company's two golf courses.

  (f)
  Development real estate includes $10.9 million which represents the book value of the remaining Aurora lands transferred to the Company by Magna under a conditional sale agreement. The conditional sale agreement is subject to the successful severance of the affected properties. If severance is not obtained within a specified period such that Magna retains ownership of the Aurora lands, Magna must return $10.9 million to the Company with interest. Prior to completion of the conditional sale, the property is being leased by the Company from Magna for a nominal amount.

  (g)
  One of the Company's subsidiaries has been named as a defendant in a class action brought in a United States District Court by various plaintiffs. The plaintiffs in this action claim unspecified compensatory and punitive damages, for restitution and disgorgement of profits, all in relation to forced labor performed by the plaintiffs for such subsidiary and certain other Austrian and German corporate defendants at their facilities in Europe during World War II and certain property right claims. As a result of a reorganization in prior years, the Company acquired the shares of such subsidiary. Under Austrian law, such subsidiary would be jointly and severally liable for the damages awarded in respect of these class action claims. An Austrian subsidiary of Magna has agreed to indemnify such subsidiary for any damages or expenses associated with this case.

  (h)
  During the year ended December 31, 2005, the Company paid $2.4 million (for the year ended December 31, 2004 — $1.8 million) of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which the Company has a 30% equity interest.

  (i)
  During the year ended December 31, 2005, the Company incurred $4.5 million (for the year ended December 31, 2004 — $4.3 million) of rent for facilities and central shared and other services to Magna and its subsidiaries.

12.   SEGMENT INFORMATION

  Operating Segments

  The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing and gaming operations and real estate and other operations. The racing and gaming segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows training center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park's racing and gaming operations and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network and the North American production facility for StreuFex™; (6) European operations include Magna Racino™, MagnaBet™, RaceONTV™ and the European production facility for StreuFex™; and (7) Technology operations include XpressBet®, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities and other real estate holdings including residential housing developments adjacent to the Company's golf courses.

  The Company, including its President and Chief Executive Officer, uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

  The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2004.

  The following summary presents key information about reported segments for the three months and year ended December 31, 2005 and 2004:

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues
California operations(i)	$39,627	$48,047	$195,527	$264,777
Florida operations	1,771	1,013	74,542	80,035
Maryland operations	26,931	22,018	111,252	102,521
Southern U.S. operations	23,421	20,443	89,793	91,008
Northern U.S. operations(i)	21,695	21,424	92,532	94,039
European operations	4,678	3,070	12,816	7,417
Technology operations	5,367	5,841	31,088	29,649

	123,490	121,856	607,550	669,446
Corporate and other	4	247	116	936
Eliminations	(764)	(1,080)	(7,881)	(7,926)

Total racing and gaming operations	122,730	121,023	599,785	662,456

Sale of real estate	—	—	—	16,387
Golf and other	4,246	10,577	24,870	23,630

Total real estate and other operations	4,246	10,577	24,870	40,017

Total revenues	$126,976	$131,600	$624,655	$702,473

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004(ii)
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations(i)	$4,423	$1,473	$16,674	$25,366
Florida operations	(3,528)	(3,698)	(254)	(17,987)
Maryland operations	(2,251)	(2,229)	4,956	4,903
Southern U.S. operations	983	97	4,665	3,915
Northern U.S. operations(i)	(391)	(1,439)	(191)	(2,265)
European operations	(5,033)	(6,404)	(19,481)	(20,963)
Technology operations	(2,475)	(2,012)	(4,329)	(2,798)

	(8,272)	(14,212)	2,040	(9,829)
Corporate and other	(6,577)	(8,859)	(24,071)	(27,597)
Predevelopment, pre-opening and other costs	(2,588)	(8,365)	(11,882)	(20,508)

Total racing and gaming operations	(17,437)	(31,436)	(33,913)	(57,934)

Sale of real estate	—	—	—	9,625
Golf and other	(1,623)	4,678	4,559	3,972

Total real estate and other operations	(1,623)	4,678	4,559	13,597

Total EBITDA	$(19,060)	$(26,758)	$(29,354)	$(44,337)

  (i)
  For the three months and year ended December 31, 2004, the California operations segment included the operations of Bay Meadows, the facility lease for which expired on December 31, 2004. Bay Meadows' revenues were $13.4 million and $60.6 million and earnings before interest, income taxes, depreciation and amortization were $0.7 million and $4.9 million, respectively, for the three months and year ended December 31, 2004.

    For the three months and year ended December 31, 2004, the Northern U.S. operations segment included the operations of Multnomah Greyhound Park in Portland, Oregon, the facility lease for which expired on December 31, 2004. Multnomah Greyhound Park's revenues were $0.2 million and $3.4 million and loss before interest, income taxes, depreciation and amortization was $0.9 million and $2.4 million, respectively, for the three months and year ended December 31, 2004.

  (ii)
  For the year ended December 31, 2004, the Florida operations segment includes a non-cash write-down of long-lived assets of $26.3 million and the Maryland operations segment includes a non-cash write-down of long-lived assets of $0.4 million.

	December 31,
	2005	2004
Total Assets
California operations	$295,066	$310,026
Florida operations	303,069	205,149
Maryland operations	178,022	167,682
Southern U.S. operations	140,786	105,024
Northern U.S. operations	40,307	39,657
European operations	132,921	176,906
Technology operations	17,298	15,439

	1,107,469	1,019,883
Corporate and other	115,038	74,701

Total racing and gaming operations	1,222,507	1,094,584

Non-Core Real Estate	2,500	2,512
Golf and other	99,518	116,840

Total real estate and other operations	102,018	119,352

Total assets from continuing operations	1,324,525	1,213,936
Total assets held for sale	89,720	89,763
Total assets from discontinued operations	—	99,654

Total assets	$1,414,245	$1,403,353

Reconciliation of EBITDA to Net Loss

	Three months ended December 31, 2005
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$(17,437)	$(1,623)	$(19,060)
Interest expense, net	9,907	1,126	11,033
Depreciation and amortization	9,076	900	9,976

Loss from continuing operations before income taxes	$(36,420)	$(3,649)	(40,069)
Income tax benefit			(2,101)

Net loss from continuing operations			(37,968)
Net loss from discontinued operations			(1,765)

Net loss			$(39,733)

	Three months ended December 31, 2004
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$(31,436)	$4,678	$(26,758)
Interest expense (income), net	6,040	(314)	5,726
Depreciation and amortization	8,517	796	9,313

Income (loss) from continuing operations before income taxes	$(45,993)	$4,196	(41,797)
Income tax benefit			(237)

Net loss from continuing operations			(41,560)
Net income from discontinued operations			607

Net loss			$(40,953)

	Year ended December 31, 2005
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$(33,913)	$4,559	$(29,354)
Interest expense, net	33,274	1,858	35,132
Depreciation and amortization	36,017	3,205	39,222

Loss from continuing operations before income taxes	$(103,204)	$(504)	(103,708)
Income tax benefit			(598)

Net loss from continuing operations			(103,110)
Net loss from discontinued operations			(2,183)

Net loss			$(105,293)

	Year ended December 31, 2004
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$(57,934)	$13,597	$(44,337)
Interest expense (income), net	23,040	(1,365)	21,675
Depreciation and amortization	33,601	3,015	36,616

Income (loss) from continuing operations before income taxes	$(114,575)	$11,947	(102,628)
Income tax benefit			(3,777)

Net loss from continuing operations			(98,851)
Net income from discontinued operations			3,215

Net loss			$(95,636)

13.   SUBSEQUENT EVENTS

  (a)
  On February 20, 2006, a subsidiary of the Company entered into an agreement with MID to extend the option to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan to April 3, 2006.

  (b)
  On February 27, 2006, the Company's subsidiary that owns approximately 157 acres of excess real estate in Palm Beach County, Florida entered into an amendment to the sale agreement dated November 3, 2005 to sell the real property to Toll Bros, Inc., which extends the due diligence period to March 15, 2006.

QuickLinks

PRESS RELEASE MAGNA ENTERTAINMENT CORP. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005 AND ANNOUNCES FORMATION OF NEW TECHNOLOGY HOLDING COMPANY, PARIMAX, INC.